NEITHER THE NOTE REPRESENTED HEREBY NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). EXCEPT FOR ANY TRANSFERS SPECIFICALLY AUTHORIZED UNDER THE TERMS OF THE NOTE, NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE MAY BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR
HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED

                           CONVERTIBLE PROMISSORY NOTE

$25,000,000.00                                        Dated: December 10, 1999
                                                             Rye, New York

FOR VALUE RECEIVED, THE UNDERSIGNED, LYNCH INTERACTIVE CORPORATION, A DELAWARE CORPORATION. ("LYNCH"), promises TO PAY TO THE ORDER OF CASCADE INVESTMENT LLC, A WASHINGTON LIMITED LIABILITY COMPANY ("CASCADE"), at 2365 Carillon Point, Kirkland, WA 98033, or at such other place or places as the holder hereof may designate in writing, the principal sum of TWENTY-FIVE MILLION and NO/100 DOLLARS ($25,000,000), plus interest, in lawful, immediately available money of the United States of America.

THIS CONVERTIBLE PROMISSORY NOTE ("NOTE") is issued by Lynch pursuant to that certain Note Purchase Agreement DATED AS OF DECEMBER 10, 1999 (THE "PURCHASE AGREEMENT") between Lynch and Cascade. Capitalized terms not otherwise defined in this Note shall have the meaning set forth in the Purchase Agreement, which definitions are incorporated herein. Cascade, and no other holder of this Note, has the right, expiring December 1, 2000, to SELL THIS NOTE PURSUANT TO THE OPTION TO SELL AGREEMENT (THE "OPTION") by and between Cascade Investment LLC and MARIO J. GABELLI ("GABELLI") dated as of December 10, 1999. The obligations of Gabelli under the Option are SECURED BY AN IRREVOCABLE STANDBY LETTER OF CREDIT (THE "LETTER OF CREDIT") issued by Morgan Guaranty Trust COMPANY OF NEW YORK (THE "LETTER OF CREDIT ISSUER").

Lynch further agrees as follows:

1. INTEREST RATE AND INTEREST PAYMENT. Interest on the outstanding principal balance of this Note shall accrue at the rate of six percent (6%) per annum, payable semiannually on each June 10 and December 10, commencing June 10, 2000. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of this Note shall accrue at the rate of fifteen percent (15%) per annum (the "DEFAULT RATE") and shall also be compounded quarterly. However, in no event shall the interest rate exceed the maximum rate permitted by Washington law. Interest accrued but not otherwise paid shall in any event be payable on the Maturity Date specified below.

2. PAYMENT OF PRINCIPAL. The outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on December 10, 2004 or such earlier date upon which the Holder accelerates the date for which principal and interest are due as provided in this Note PURSUANT TO SECTION 4 HEREOF ("MATURITY DATE"). Any payment on this Note shall first be applied to costs and fees, if any, described in Section 11 of this Note, then to interest and then to principal. If it is ever determined that the rate of interest was in excess of any maximum rate (if any) prescribed by law, then that portion of interest payments representing any amounts in excess of said maximum shall be applied as provided in the preceding sentence.

3. PURCHASE AGREEMENT; NO PREPAYMENTS; CALL. This Note is issued pursuant to the terms of the Purchase Agreement. Lynch agrees and acknowledges that the conversion feature of this Note during the term of the Note is a valuable right and that Cascade would not have entered into this Note without assurances that the Note would not be called or prepaid by Lynch. Accordingly, Lynch acknowledges and agrees that it will not, without the consent of Cascade, except upon acceleration hereof, make any prepayments of principal on this Note. In the event Cascade assigns or transfers all or any portion of this Note, Lynch may call this Note to the extent so assigned or transferred by Cascade at par (without premium or penalty) upon ten (10) days written notice to such holder.

4. DEFAULT AND ACCELERATION. If Lynch fails to pay when due any amount of principal or interest due under this Note, or if an Event of Default described in Section 5 (c) - 5 (f)occurs and shall not be cured within the time period provided therein, then all amounts due or to become due under this Note shall, upon written notice to Lynch by the holder, become immediately due and payable and such amounts shall include principal and all interest accrued thereon; provided, however, that if Lynch cures a payment default, the holder shall have thirty (30) days from the date the cure is effected in which to accelerate all amounts due under this Note. The holder may, at its sole option, upon thirty days prior written notice given no later than thirty day following an event described below, also require that all amounts due or to become due under this Note shall become immediately due and payable (including interest) upon the occurrence of the closing date of the sale of all or substantially all of Lynch's assets, or the closing date of any merger or consolidation of or with Lynch, if Lynch's common stockholders immediately prior to such sale of assets, merger or consolidation do not own more than fifty percent (50%) of the outstanding common stock of the surviving or successor corporation. However, a transaction by Lynch solely to change the state of its incorporation from Delaware to another state of the United States shall not be deemed an event described in the preceding clause.

5. EVENT OF DEFAULT. THE TERMS "EVENT OF DEFAULT", "DEFAULT" OR "DEFAULT" shall mean any one or more of the following events:

         (A) PAYMENT DEFAULT. Lynch shall fail to pay or cause to be paid when due any portion of the Note;

or

         (B) FAILURE UNDER LETTER OF CREDIT. The Letter of Credit Issuer shall fail to honor a conforming draw under the Letter of Credit.

         (C) BREACH OF OTHER COVENANTS OR FAILURE OF ANY CONDITION. Lynch shall fail to perform, keep or observe any agreement or covenant not involving the payment of principal or interest under this Note, contained in this Note or the Purchase Agreement and any such failure shall remain unremedied for thirty (30) days after written notification thereof shall have been given to Lynch by the holder; notwithstanding the preceding clause, if the Default is of a nature that is not susceptible to cure within 30 days and if Lynch commences to cure the Default within said 30-day period, Lynch shall not be deemed to be in Default if it diligently prosecutes said cure thereafter to completion and cures said Default by the sixtieth (60th) day after the date of said notice; or

         (D) BREACH OF REPRESENTATION OR WARRANTY. Any representation or warranty made by Lynch in the Purchase Agreement shall prove to have been untrue or misleading when made in any material respect; provided that Cascade has not transferred the Note in whole and declares the default during the period in which any such representation and warranty survives as provided in the Purchase Agreement; or

         (E) CROSS DEFAULTS (PAYMENT AND OTHER). Lynch shall be in default in a principal amount of ten million dollars ($10,000,000) or more in the payment of any indebtedness for borrowed money of Lynch to any person. Notwithstanding the foregoing, there shall not be an Event of Default under this section (e) until expiration of, without cure, any period for cure contained in any other agreement regarding such indebtedness. A default by Lynch in connection with such indebtedness to any person other than Cascade shall not be a default under this section (e), unless such default allows the person holding such indebtedness to accelerate the indebtedness; or

         (F) BANKRUPTCY ETC. Lynch shall dissolve or liquidate or take an equivalent action or an involuntary petition shall have been filed under any federal or state bankruptcy, reorganization, insolvency, moratorium or similar statute against Lynch, or, prior to expiration or termination of the Letter of Credit, the Letter of Credit Issuer, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official shall be appointed to take possession, custody, or control of the property of Lynch, or, prior to expiration or termination of the Letter of Credit, the Letter of Credit Issuer, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within ninety (90) days from the date of said filing or appointment; or Lynch or, prior to expiration or termination of the Letter of Credit, the Letter of Credit Issuer shall become insolvent or admit in writing generally its inability to pay its debts as they mature, or shall file any petition or action for relief relating to any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or Lynch or, prior to expiration or termination of the Letter of Credit, the Letter of Credit Issuer shall make an assignment generally for the benefit of creditors or enter into an agreement of composition generally with its creditors; or Lynch shall fail generally to pay its debts as they become due; or Lynch shall fail to promptly have discharged any judgment, execution, garnishment or attachment of such consequence as would reasonably be likely to impair the ability of Lynch to carry on its operations as presently conducted or to fulfill its obligations under this Note.

6. RIGHT OF CONVERSION. The holder shall have the right to convert the outstanding balance of the Note to common stock of Lynch under the terms and conditions specified in Exhibit A to this Note.

7. RIGHT TO PUT THE NOTE. During the period between December 1and December 10, 2000, Cascade, and no other holder of this Note, may, pursuant to the Option, require Gabelli to purchase this Note under the terms and conditions and for the purchase price specified in the Option. Lynch acknowledges and agrees that this Note may be transferred to Gabelli or the Letter of Credit Issuer pursuant to the Option or the Letter of Credit, respectively, without any registration of this Note under the Acts or any other restrictions.

8. WAIVERS BY LYNCH. Lynch waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all notices in connection with the delivery, acceptance, or dishonor of this Note. Lynch agrees that (a) if for any reason any amount due hereunder is paid by cashier's, certified teller's check or other check, there shall be no discharge of Lynch's obligation until said check be finally paid by the issuer thereof; and (b) the provisions of RCW 62A.3-311 shall not entitle Lynch to any accord and satisfaction of any now or hereafter existing claim in dispute between Cascade and Lynch (or any of their respective successors and assigns), all of which provisions and rights are hereby waived.

9. NO WAIVER. THE HOLDER shall not by any act or omission or commission be deemed to waive any of its rights or remedies under this Note or the Purchase Agreement unless such waiver shall be in writing and signed by the holder, and then only to the extent specifically set forth therein. In the event this Note is transferred, no waiver shall be effective unless in writing and signed by the holders of a majority of the principal amount of the Note; provided, that no waiver may reduce the amount of, or delay payment of, principal and interest payable hereunder without the written consent or waiver of all holders of any portion of the Note.

10. COSTS AND FEES. Upon demand therefor, Lynch agrees to pay to the holder all costs and fees arising out of enforcing this Note, whether incurred in any court action, arbitration, or mediation, on appeal, in any bankruptcy (or state receivership or other insolvency or similar proceedings or circumstances), in any forfeiture, and for any post-judgment collection services.

11. APPLICATION OF ARTICLE 3. LYNCH AND CASCADE AGREE THAT, SUBJECT TO THE SPECIFIC TERMS HEREOF AND TO THE EXTENT THAT WASHINGTON LAW APPLIES, THE PROVISIONS OF ARTICLE 3 OF THE UNIFORM COMMERCIAL CODE OF WASHINGTON PERTAINING TO INSTRUMENTS SHALL BE APPLIED TO THIS NOTE, EVEN IF THIS NOTE IS NOT DEEMED TO BE AN "INSTRUMENT" OR A "NEGOTIABLE INSTRUMENT" THEREUNDER.

12. APPLICATION OF TRUST INDENTURE ACT. If this Note will at any time become subject to the Trust Indenture Act of 1939, Lynch will make appropriate revisions hereto and will enter into an indenture with an appropriate trustee so as to comply fully with such act.

13. TRANSFER. This Note may be transferred only in denominations of $1,000 or integral multiples thereof. Any holder hereof may obtain one or more new Notes at any time in any such denominations by surrendering this Note to Lynch with a written request therefor.

14. GOVERNING LAW; VENUE. Except as noted below, this Note shall be governed by and construed in accordance with the laws of the State of Washington. In any court proceeding, Lynch agrees to submit to the jurisdiction of the federal court selected by Cascade, and venue of any action concerning this Note shall be in King County, Washington state. In the event that the federal court selected by Cascade shall not have jurisdiction, Lynch agrees to submit to the jurisdiction of the Washington state court in King County selected by Cascade. Lynch hereby irrevocably waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of such venue and any claim that any such forum is an inconvenient forum. Nothing in this Section shall impair the right of Cascade to bring any action or proceeding against Lynch or its property in the courts of any other county or jurisdiction and Lynch irrevocably submits to the nonexclusive jurisdiction of the appropriate courts (as selected by Cascade) of the jurisdiction in which Lynch is organized or any place where any property or any office of Lynch is located. In the event Investor transfers or assigns this Note to a person not an affiliate, then this Note shall be governed by and construed in accordance with the laws of the State of New York and the consent to jurisdiction in the State of Washington stated above is hereby revoked.

NOTICE: ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

LYNCH INTERACTIVE CORPORATION,

a Delaware Corporation

BY

ITS

                                    EXHIBIT A

                                CONVERSION RIGHTS

         A. CONVERSION FORMULA. Cascade or, upon transfer and assignment of this Note to one or more holders (each, including for purposes of this exhibit Cascade, a "Holder"), each Holder shall have the right (the "CONVERSION RIGHTS"), AT ITS OPTION, AT ANY TIME DURING THE TERM OF THIS NOTE (THE "CONVERSION PERIOD"), to convert the Note in accordance with the provisions of this Exhibit A, in whole or in part, into fully paid and nonassessable Conversion Shares. The number of Conversion Shares into which the Note may be converted shall be determined by dividing the aggregate principal amount by the Conversion Price (as defined below) in effect at the time of such conversion.

         B. CONVERSION PRICE. THE INITIAL "CONVERSION PRICE" shall be equal to Eighty Five Dollars ($85.00) per share. Upon the occurrence of any Extraordinary Event from and after the date of this Agreement, the Conversion Price shall be adjusted by multiplying the then current Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Event, and the product so obtained shall thereafter be the then current Conversion Price. The Conversion Price, as so adjusted, shall be readjusted in the same manner upon the OCCURRENCE OF ANY SUCCESSIVE EXTRAORDINARY EVENT. THE PHRASE "EXTRAORDINARY EVENT" shall mean the occurrence of any of the following events: (i) the issuance of Common Stock as a dividend or other distribution on outstanding shares of Common Stock; (ii) a subdivision of outstanding Common Stock into a greater number of shares of Common Stock; or
(iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  The Conversion Price will also be adjusted for issuance's of Common Stock or rights thereto at less than fair market value and for excess distribution payments. Accordingly, in the event Lynch issues any shares of Common Stock for cash or other securities at a price per share less than the market price per share at the earlier of the time such shares were issued or the time the rights to acquire such shares were issued, the Conversion Price will be adjusted by multiplying the Conversion Price in effect immediately prior to such issuance times a fraction the numerator of which is the number of shares outstanding immediately prior to such issuance plus the number of shares that would have been issued at the aggregate price if the price had been equal to the market price per share at the relevant time and the denominator of which is the number of shares outstanding immediately after such issuance. At the time of any conversion of all or any portion of the Note, the same adjustment shall be made with respect to any outstanding rights to acquire Common Stock at a price per shares less than the market price per share at the time such rights were issued except that the denominator shall be the number of shares that would be outstanding upon exercise of all such rights. Further, in the event Lynch distributes during any twelve month period any cash, securities or other property in respect of its Common Stock, or purchases any shares of Common Stock at a price greater than the market value thereof at the time of the purchase, and the sum of such cash, the value of such securities or other property (as determined in good faith by Lynch's Board of Directors) and the excess price per outstanding share of Common Stock, exceeds $1.50 per share of Common Stock (calculated on a cumulative basis immediately prior to the record date for each such distribution and at the time of each such purchase and adjusted for Extraordinary Events), the Conversion Price shall be reduced by the amount thereof per share of Common Stock during such year in excess of $1.50 per share.

                  In the event Lynch merges or is consolidated with, or sells, leases or otherwise transfers all or substantially all of its assets to, any other entity (other than a merger in which the shares of Common Stock are not altered or exchanged for any other securities or property) or in the event the shares of Common Stock are exchanged for any other securities, the Note will thereafter be convertible into the amount of securities or other property that would have been received if the Note had been converted into Common Stock at the then effective Conversion Price immediately prior to such merger, consolidation, sale, lease, transfer or exchange and the Conversion Price shall be appropriately adjusted.

         C. NOTICE OF CONVERSION. To exercise the Conversion Rights, a Holder shall give written notice to Lynch at the address set forth in Section 6.8 of the Purchase Agreement of its election to convert the same (and, if the Note has not already been surrendered, should deliver the Note for cancellation to Lynch), and shall state in such notice the name or names in which the certificate or certificates for Conversion Shares are to be issued. The number of Conversion Shares shall be computed as specified in the preceding Section A. The conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender OF THE NOTE (THE "CONVERSION DATE"), and the Holder shall be treated for all purposes as the record holder of such Conversion Shares as of such date.

         D.       MECHANICS AND EFFECT OF CONVERSION.

                  (1) FRACTIONAL SHARES. No fractional shares of Stock shall be issued upon conversion of the Convertible Note. In lieu of the issuance of any fractional shares to a Holder by Lynch upon conversion of the Convertible Note, Lynch shall pay to such Holder the cash equivalent of any amount of outstanding principal and accrued interest that is not so converted, such payment to be in the form as provided below.

                  (2) MECHANICS OF CONVERSION. A Holder shall surrender the Note (if not previously surrendered), duly endorsed without warranty, representation or recourse, except that the Note shall be transferred free and clear of all liens and encumbrances and no other party has any beneficial interest in the Note, at the principal office of Lynch set forth in Section 6.8 of the Purchase Agreement. At its expense, Lynch shall direct its transfer agent for the Common Stock to, as soon as practicable thereafter, issue and deliver to the Holder (i) a certificate or certificates for the number of Conversion Shares to which Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Lynch), and (ii) any other securities and property to which Holder shall be entitled upon such conversion under the terms of the Note, including a check payable to Holder for any cash amounts payable as described in Section D(1).

                  (3) EFFECT OF CONVERSION. On and after the Conversion Date Holder shall be treated for all purposes as the record holder of the Conversion Shares. If Holder shall convert less than the full amount of principal, interest and other amounts owing under the Note, such amounts not converted shall continue to be outstanding and payable by Lynch pursuant to the terms of the Convertible Note and this Agreement. Upon full conversion of the Note, Lynch shall be forever released from its obligations and liabilities under the Note.